Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Hyperfine, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.0001 per share	457(h)	2,827,111(1)	$1.3897(2)	$3,928,836.16	$0.00011020	$432.96

Equity	Class A common stock, par value $0.0001 per share	457(h)	1,000,000(3)	$1.23(4)	$1,230,000.00	$0.00011020	$135.55

Total Offering Amount					$5,158,836.16		$568.51

Total Fee Offsets							—

Net Fee Due							$568.51

(1)

The number of shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Hyperfine, Inc. (the “Registrant”) stated above consists of additional shares of Class A common stock available for issuance under the Hyperfine, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), by operation of the 2021 Plan’s “evergreen” provision. The maximum number of shares which may be sold upon the exercise of options or issuance of stock-based awards granted under the 2021 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the 2021 Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act on the basis of the average of the high and the low price of Registrant’s Class A common stock as reported on the Nasdaq Stock Market on March 17, 2023.

(3)

The number of shares of Class A common stock stated above consists of up to 1,000,000 shares of Class A common stock issuable upon the exercise of stock options (the “Inducement Options”) granted to Brett Hale pursuant to a non-qualified stock option agreement, dated as of February 13, 2023, by and between the Registrant and Mr. Hale (the “Inducement Option Agreement”). The maximum number of shares which may be sold upon the exercise of the Inducement Options is subject to adjustment in accordance with certain anti-dilution and other provisions of the Inducement Option Agreement. Accordingly, pursuant to Rule 416 under the Securities Act, this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(4)	The offering price per share and the maximum aggregate offering price for shares issuable upon exercise of the Inducement Options are based on the exercise price of such options.